Exhibit 10.02

[Date]

[Employee Name]
[Address]
Re:    Senior Executive 2021 MVP Performance Share Units Award Agreement Notice
Dear     ,

As you know, Equitrans Midstream Corporation (the “Company”) previously granted you performance share units on December 6, 2021 pursuant to the Senior Executive 2021 MVP Performance Share Units Award Agreement (the “MVP Award”). The MVP Award was made to recognize and show appreciation for your efforts in support of the important Mountain Valley Pipeline (“MVP”) project. All capitalized terms used but not defined in this notice shall have the meaning given to them in the MVP Award.

The Company has decided that, effective July 26, 2023, your MVP Award is hereby amended as follows:

•to remove the January 1, 2024 deadline for MVP going in-service (meaning all references to the Expiration Date in your MVP Award are hereby removed); and

•to adjust the denominator used to determine the pro-rata portion that may be earned following your death, Disability, or Retirement prior to the In-Service Date. Specifically, the denominator described in Section 4(a) of your MVP Award is hereby amended to equal the lesser of (i) the number of full months from the Grant Date to the In-Service Date and (ii) twenty-four (24). Notwithstanding the foregoing, in no event shall the resulting fraction be greater than 1.

All other terms and conditions of the MVP Award, including but not limited to the payment timing provisions described in Section 6 of your MVP Award, remain in full force and effect.

Sincerely,

Equitrans Midstream Corporation
By: /s/ Anne M. Naqi
    Anne M. Naqi
Vice President & Chief Human Resources Officer